Exhibit 15.2
To the Shareholders and Board of Directors
Sysco Corporation
We are aware of the incorporation by reference in the Registration Statements on Form S-3 (333-124166 and 333-126199), Form S-4 (333-50842) and Form S-8 (33-45820, 333-01259, 333-01255, 333-27405, 333-66987, 333-49840, 333-58276, 333-122947 and 333-129671) of Sysco Corporation of our reports dated November 8, 2006 and February 5, 2007 relating to the unaudited consolidated interim financial statements of Sysco Corporation that are included in its Forms 10-Q for the quarters ended September 30, 2006 and December 30, 2006.

/s/ Ernst & Young LLP
Houston, Texas
February 5, 2007